CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Second Sight Medical Products, Inc.

We hereby consent to the use in this Registration Statement on Form S-8 of our report dated March 18, 2019, relating to the consolidated balance sheets of Second Sight Medical Products, Inc. and Subsidiary (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, which is incorporated by reference in the Registration Statement.  Our report contains an emphasis of a matter paragraph regarding the Company’s liquidity

/s/ Gumbiner Savett Inc.

March 18, 2020

Santa Monica, California